As filed with the U.S. Securities and Exchange Commission on April 10, 2013

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OSL HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	98-0441032
(State or other jurisdiction of	(IRS Employee Identification No.)
incorporation or organization)

60 Dutch Hill Road, Suite 15
Orangeburg, NY 10962
(Address, including zip code, of Registrant’s principal executive offices)

Agreement with Richardson & Patel LLP
(Full title of the plan)

Bob Rothenberg
President
OSL Holdings, Inc.
60 Dutch Hill Road, Suite 15
Orangeburg, NY 10962
 (480) 335-7351
(Telephone number, including area code, of agent for service)

COPIES TO:

David N. Feldman
Richardson & Patel, LLP
405 Lexington Avenue, 49th Floor
Phone: (212) 869-7000
Fax: (917) 677-8165

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☑ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	384,616	$0.26	$100,000	$13.64

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2) Calculated pursuant to Rule 457(h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

 The following documents are hereby incorporated by reference into this registration statement:

(a)       The Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 2012 filed with the Commission on December 14, 2012;

(b)       The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended November 30, 2012, as filed with the Commission on January 22, 2013; and

(c)       The Registrant’s Current Reports on Form 8-K as filed with the Commission on September 25, 2012, September 26, 2012, October 12, 2012, November 5, 2012, November 6, 2012 and November 14, 2012; and

(d)       The description of the Registrant's common stock, $0.001 par value, included in the Form SB-2 as filed with the Commission on August 6, 2007, and subsequently amended on August 30, 2007.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The Registrant's authorized capital stock consists of 450,000,000 shares of common stock, having a $0.001 par value per share.

The holders of our common stock:

·          have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors;

·          are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

·          do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

·          are entitled to one vote per share on all matters on which stockholders may vote.

Item 5. Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder.  Richardson & Patel LLP and its principals have accepted shares of the Registrant’s common stock in exchange for services rendered to the Registrant, although the law firm and its principals are under no obligation to do so, they may continue to accept the Registrant’s common stock for services rendered by them.  As of the date of this registration statement, Richardson & Patel LLP and its principals do not own any shares of the Registrant’s common stock.  The Registrant has included for registration in this Form S-8 a total of 384,616 shares of common stock which will be issued to the registrant’s legal counsel.

Item 6. Indemnification of Directors and Officers.

Nevada Law

Nevada law generally permits the Registrant to indemnify our directors, officers and employees.  Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers and employees as follows:

(a)      A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)      A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)       To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions and Other Arrangements of the Registrant

Article Twelve of the Registrant's Articles of Incorporation states that no director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this liability of a director or officer shall not be limited for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.

Subject to the procedure and limitations on indemnification and advancement of expenses as set forth Nevada Revised Statutes 78.751, as amended, Article V of the Registrant's bylaws (Article V”) provides as follows:

(a)      The Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonable incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and that, with respect to any criminal action or proceeding, such person had reasonable cause to believe that his conduct was unlawful.

(b)      The Registrant may also  indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amount paid in settlement and attorneys fees actually and reasonable incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction determining, after exhaustion of all appeals therefrom, to be liable to the Registrant or for amount paid in settlement to the Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)      To the extent that a director, officer, employee or agent of the Registrant had been successful on the merits or otherwise in defense of any action, suit or proceeding as described above under Article V, or in defense of any claim, issue or matter therein, the Registrant shall indemnify him against expenses, including attorneys fees, actually and reasonably incurred by such person in connection with the defense.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

5	Opinion of Richardson & Patel LLP regarding legality
10.1	Agreement with Richardson & Patel, LLP
23.1	Consent of Weinberg & Company, P.A.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)

Item 9. Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(b)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(c)         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orangeburg, New York, on April 10, 2013.

OSL HOLDINGS, INC.

By:	/s/ Bob Rothenberg
Bob Rothenberg President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: April 10, 2013	By:	/s/ Eli Feder
Eli Feder Chairman of the Board

Dated: April 10, 2013	By:	/s/ Eric Kotch
Eric Kotch, Director, Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Exhibit	Description

5	Opinion of Richardson & Patel LLP regarding legality
10.1	Agreement with Richardson & Patel, LLP
23.1	Consent of Weinberg & Company, P.A.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)